FOLLOW-ON EQUITY CAPITAL RAISE & ACQUISITIONS OF FIRST BANCORP OF DURANGO, INC., SOUTHERN COLORADO CORP. & INTERSTATE CAPITAL CORPORATION April 2018 Dated April 9, 2018 Filed pursuant to Rule 433 Registration No. 333-223411 Supplementing the Preliminary Prospectus Supplement dated April 9, 2018 (to Prospectus dated March 30, 2018)

disclaimer FORWARD-LOOKING STATEMENTS This presentation contains forward‐looking statements. Any statements about our expectations, beliefs, plans, predictions, projections, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward‐looking. You can identify forward‐looking statements by the use of forward‐looking terminology such as “believes,” “expects,” “could,” “may,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward‐looking statements by discussions of strategy, plans or intentions. Forward‐looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward‐looking statements depend on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward‐looking statements: our ability to consummate the equity offering in the size and manner described herein, risks relating to our ability to consummate the pending acquisitions of First Bancorp of Durango, Inc., and Southern Colorado Corp., and our pending acquisition of the operating assets of Interstate Capital Corporation and certain of its affiliates, including the possibility that the expected benefits and our projections related to the pending acquisitions may not materialize as expected; of the pending acquisitions not being timely completed, if completed at all; that prior to the completion of the pending acquisitions, the targets’ businesses could experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities, difficulty retaining key employees; of the parties’ being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within our management’s expected timeframes or at all; business and economic conditions generally and in the bank and non‐bank financial services industries, nationally and within our local market areas; our ability to mitigate our risk exposures; our ability to maintain our historical earnings trends; risks related to the integration of acquired businesses (including our pending acquisitions of First Bancorp of Durango, Inc., Southern Colorado Corp., and our pending acquisition of the operating assets of Interstate Capital Corporation and certain of its affiliates, and our prior acquisitions of Valley Bancorp, Inc. and nine branches from Independent Bank in Colorado) and any future acquisitions; our ability to successfully identify and address the risks associated with our recent, pending and possible future acquisitions, and the risks that our prior and planned future acquisitions make it more difficult for investors to evaluate our business, financial condition and results of operations, and impairs our ability to accurately forecast our future performance; changes in management personnel; interest rate risk; concentration of our factoring services in the transportation industry; credit risk associated with our loan portfolio; lack of seasoning in our loan portfolio; deteriorating asset quality and higher loan charge‐offs; time and effort necessary to resolve nonperforming assets; inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates and projections; lack of liquidity; fluctuations in the fair value and liquidity of the securities we hold for sale; impairment of investment securities, goodwill, other intangible assets or deferred tax assets; our risk management strategies; environmental liability associated with our lending activities; increased competition in the bank and non‐bank financial services industries, nationally, regionally or locally, which may adversely affect pricing and terms; the accuracy of our financial statements and related disclosures and those of companies we acquire; our actual financial results for the three months ended March 31, 2018 may differ materially from the preliminary financial estimates we have provided as a result of the completion of our financial closing procedures, final adjustments and other developments arising between now and the time that our financial results for such periods are finalized; material weaknesses in our internal control over financial reporting; system failures or failures to prevent breaches of our network security; the institution and outcome of litigation and other legal proceedings against us or to which we become subject; changes in carry‐forwards of net operating losses; changes in federal tax law or policy; the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations, such as the Dodd‐Frank Wall Street Reform and Consumer Protection Act and their application by our regulators; governmental monetary and fiscal policies; changes in the scope and cost of the Federal Deposit Insurance Corporation insurance and other coverages; failure to receive regulatory approval for pending and future acquisitions; and increases in our capital requirements. While forward‐looking statements reflect our good‐faith beliefs, they are not guarantees of future performance. All forward‐looking statements are necessarily only estimates of future results. Accordingly, actual results may differ materially from those expressed in or contemplated by the particular forward‐looking statement, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward‐looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward‐looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law. For a discussion of such risks and uncertainties, which could cause actual results to differ materially from those contained in the forward‐looking statements, see “Risk Factors” and the forward‐looking statement disclosure contained in Triumph’s Annual Report on Form 10‐K, filed with the Securities and Exchange Commission (“SEC”) on February 13, 2018. NO OFFER OR SOLICITATION This presentation shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. PAGE

Disclaimer continued ADDITIONAL INFORMATION ABOUT THE EQUITY OFFERING Triumph has filed a shelf registration statement on Form S-3 (including a prospectus) with the SEC which was declared effective on March 30, 2018. Before you invest in the equity offering to which this communication relates, you should read the prospectus in that registration statement and the preliminary prospectus supplement related to the equity offering and the other documents Triumph will file with the SEC for more complete information about Triumph and the equity offering. You may get documents for free by visiting the SEC web site at www.sec.gov. Alternatively, Triumph, any underwriter, or any dealer participating in the equity offering will arrange to send you the prospectus if you request it by contacting Stephens Inc. 111 Center Street, Little Rock, Arkansas 72201, Attn: Prospectus Department, by emailing prospectus@stephens.com, by calling (501) 377-2131 or by faxing (501) 377-2404. PRO FORMA AND PROJECTED INFORMATION This presentation contains certain pro forma and projected information, including projected pro forma information that reflects our current expectations and assumptions regarding the effect that our pending acquisitions of First Bancorp of Durango, Inc., Southern Colorado Corp., and our pending acquisition of the operating assets of Interstate Capital Corporation and certain of its affiliates would have had they been completed at an earlier date. This pro forma information does not purport to present the results that would have actually occurred had these acquisitions been completed on the assumed dates, or that we may realize if the acquisitions are completed. NON-GAAP FINANCIAL MEASURES This presentation includes certain non‐GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non‐GAAP financial measures to GAAP financial measures are provided in the appendix. Numbers in this presentation may not sum due to rounding. Unless otherwise referenced, all data presented is as of December 31, 2017. PAGE

AGENDA Equity Offering (Page 5) Investment Highlights (Pages 6 – 15) 2017 Highlights Q1 2018 Highlights Community Bank Acquisitions First Bancorp of Durango, Inc. Southern Colorado Corp. Interstate Capital Corp. Acquisition Strategically Compelling Acquisitions Consolidated Impact Overview of Triumph Bancorp, Inc. (Pages 16 – 29) Appendix of Supporting Schedules (Pages 30 – 39) PAGE

Equity Offering Term Sheet PAGE Issuer Triumph Bancorp, Inc. NASDAQ Symbol TBK Offering Type Follow-On Security Common Stock Base Offering $175 Million Over-Allotment Option 15% Use of Proceeds Portion of cash consideration for pending acquisitions and general corporate purposes Lockup Period 90 days(1) Joint Bookrunners Stephens Inc. / Keefe, Bruyette & Woods, A Stifel Company / Sandler O’Neill + Partners, L.P. Co-Managers Wells Fargo Securities, LLC / D.A. Davidson & Co. / Piper Jaffray & Co. Subject to certain exceptions described in Triumph’s related prospectus supplement

INVESTMENT HIGHLIGHTS Entrepreneurial financial services company that seeks to balance above average risk-adjusted financial returns with franchise value creation Leverages a highly experienced, well-respected executive leadership team that has successfully navigated multiple credit cycles Exhibiting significant and sustained momentum across the Company’s lines of business as reflected in recent operating results Pending acquisitions of three compelling, complementary businesses: First Bancorp of Durango and Southern Colorado Corp., which together make up a $734 million asset Colorado-based banking franchise with more than $300 million of excess liquidity and an average cost of deposits of 0.21% Interstate Capital Corp., an established transportation factoring company with $112 million in receivables outstanding yielding 26% Accelerates Triumph’s proven business strategy, pairing strong asset origination with core deposit funding PAGE

2017 HIGHLIGHTS Diluted earnings per share of $1.81 Net income for 2017 was impacted by (i) a pre-tax gain on sale of Triumph Capital Advisors subsidiary of $20.9 million, or $10.0 million net of taxes and transaction related costs (ii) an income tax charge of $3.0 million related to the re‑measurement of our deferred tax assets and deferred tax liabilities at our new expected effective tax rate due to changes in federal income tax law and regulations, (iii) acquisition-related transaction costs of $1.7 million, and (iv) a $1.3 million impairment charge on core deposit intangible assets associated with acquired public deposits Completed acquisition of nine Colorado branches from Independent Bank Group, Inc. on October 6, 2017 Completed acquisition of Valley Bancorp, Inc. on December 9, 2017 Total loan portfolio growth of $854.0 million Organic loan growth of $595.9 million (30.6%)(2) Commercial finance loan portfolio growth of $283.5 million(2), including a $136.2 million increase in factored receivables Organic commercial real estate loan portfolio growth of $216.7 million PAGE $35.4 million Net income to common stockholders COMMERCIAL FINANCE LOAN GROWTH(2) 46.2% NIM 5.92% Net Interest Margin (5.65% adjusted)(1) ROAA 1.27% Return on Average Assets TCE/TA 9.26% Tangible Common Equity / Tangible Assets(1) Reconciliations of non-GAAP financial measures can be found in the appendix Excludes impact of Triumph Healthcare Finance loan reclassification

PRELIMINARY 1ST QUARTER 2018 HIGHLIGHTS

(DOLLARS IN MILLIONS)

Preliminary Earnings

- Record first quarter diluted EPS of between $0.54 and $0.56
- Diluted EPS includes $0.02 net benefit from the pre-tax $1.1 million gain on sale of Triumph Healthcare Finance ("THF") and $360 thousand loss on securities and OREO

Income Statement Trends

- Net interest margin of 6.00% to 6.10%, down versus 4Q'2017 due to a full quarter of lower yielding community banking loans acquired in 4Q'2017
- Seasonally low adjusted non-interest income down slightly versus 4Q'2017, but in line with historical Q1 seasonal trends

Asset Quality

- Non-performing assets / total assets increased from 1.39% as of year end to 1.49%

Loan Growth

- Generated loan growth of nearly $63 million in 1Q'2018, an all-time record in what is perennially our seasonally weakest quarter, primarily due to our transportation exposure
  - Growth was broad based across both our commercial finance and community banking segments
  - Triumph Business Capital added a record number of new customers versus historical first quarter performance

Quarter-Over-Quarter Loan Growth ($ and %)



17.3%
$138.9
($80.4)
(9.1%)
0.6%
$5.6
14.0%
$141.2
13.2%
$164.7
($46.0)
(3.6%)
0.4%
$7.6
12.8%
$259.9
2.2%
$63.0
2014
2015
2016
2017
2018
First Quarter
Second Quarter

Note: The information set forth above is preliminary and unaudited and reflects our estimated financial results as of and for the three months ended March 31, 2018. See the disclaimer regarding forward looking statements

TRIUMPH

PAGE 8

COMMUNITY BANK ACQUISITIONS

OVERVIEW

- Acquisition of two holding companies with three bank subsidiaries:
  - First Bancorp of Durango, Inc.
    - First National Bank of Durango
    - Bank of New Mexico
  - Southern Colorado Corp.
    - Citizens Bank of Pagosa Springs
- All entities currently controlled by the Fitzgerald family
- $734 million in combined total assets
- Total of 7 branches in Southern Colorado and 3 branches along the I-40 corridor in New Mexico
- S-Corps for tax purposes


San Juan
Cortez
UTE MOUNTAIN RESERVATION
Alamosa
Trinidad
Raton
Farmington
NAVAJO NATION OFF-RESERVATION TRUST LAND
Taos
Santa Fe
Las Vegas
Gallup
ZUNI RESERVATION
LAGUNA PUEBLO
Los Lunas
Santa Rosa

First National Bank of Durango | Bank of New Mexico | Citizens Bank of Pagosa Springs

STRATEGIC RATIONALE

- Improves core deposit base and funding capacity
  - 38%[(1)] demand deposits, 98%[(1)] core deposits
  - 47%[(1)] loan to deposit ratio, $300 million + excess liquidity
- Advances our long term performance goals
  - 0.21%[(1)] average cost of deposits
  - Overhead ratio of 1.1%[(1)] contributing toward achieving our 3.0% target
- Extends our market reach into southern Colorado and New Mexico
- Opportunity to create value by moving onto TBK Bank operational platform
  - $6.5[(1)] million projected expense savings or 30.5%[(1)] of noninterest expense base
  - Anticipated redeployment of excess core deposit funding into commercial finance loan growth over time

LOANS
$307 million[(1)]
5.3% loan yield[(1)]

DEPOSITS
$654 million[(1)]
21 bps cost of deposits[(1)]

(1) Combined metrics as of 12/31/2017 or for 4Q'17 for First Bancorp of Durango, Inc. and Southern Colorado Corp.

TRIUMPH
PAGE 9

INTERSTATE CAPITAL CORP. ACQUISITION PAGE Pending acquisition of Interstate Capital Corp. represents a combination with a company and a management team that Triumph has known for years Clear cultural fit Similar focus on transportation industry Delivers additional scale in a niche in which the Company is a market leader Immediate deployment of a portion of the excess deposit funding from the community bank acquisitions El Paso, TX based factoring business Nearly 1,500 factoring clients as of December 31, 2017 Total purchases in 2017 of approximately $1 billion Average transportation factoring invoices for 2017 of approximately $1,400 and for December of 2017 of approximately $1,600 Purchase mix in 2017 was over 75% transportation, representing nearly 90% of all invoices purchased Purchased over 50,000 invoices per month in 2017 Structured as an asset purchase Expected transaction close in 2Q 2018 and significant integrations by the end of 2018 Estimated $51.9 million premium including an initial payment of $35.5 million and an earn out(1) LOANS $112 million Factored Receivables YIELD 26.0% Strategic Rationale Overview Earn out capped at $22 million, and is payable 30 months after closing with downward adjustments possible based on transportation market performance

Required Approvals Customary regulatory/other approvals; voting agreements signed with all or a majority of holders of voting shares on all transactions OVERVIEW OF acquisition TERMS PAGE Price / LTM Net Income(3) Core Deposit Premium(2) Projected TBV Delivered at Close Expected Closing Transaction Value Consideration Mix Price / TBV Earn out capped at $22 million, and is payable 30 months after closing Core deposits defined as total deposits less CDs greater than $250,000 Adjusted for non-recurring gains / (losses) on sales of OREO, securities and other assets for community bank acquisitions, and normalized for 23% tax on taxable income for both acquisitions Price / 2019E + Fully Phased-in Cost Savings 23.2x actual / 25.1x adjusted 11.5% $73.8 million Q3 2018 $147.5 million 100% cash 2.00x 21.8x no expense savings / 12.5x 100% expense savings 6.2x -- -- Q2 2018 $51.9 million premium(1) 100% cash -- 5.5x no expense savings / 4.8x 100% expense savings Community bank Acquisitions INTERSTATE CAPITAL CORP.

Strategically compelling acquisitions Accelerates Triumph’s proven business strategy, pairing strong asset origination with core deposit funding PAGE Community Banking Acquiring a cohesive set of three banking franchises with similar cultures due to the management and ownership by the Fitzgerald family Extends the TBK community banking platform into Southern Colorado and the I-40 corridor of New Mexico Significant core deposits with excess liquidity that can be deployed into loans Focused on business lending including CRE Differentiated Model Together, these transactions focus on growth in core deposit funding as well as commercial finance, supporting Triumph’s drive to continue to produce top decile net interest margins Combining these successful franchises with the multiple product types and broad geographic footprint of Triumph advances the strategy of creating a more diverse business model than other banks our size Our executive team and business unit leadership will be augmented by the talented leadership of the target institutions Commercial Finance Acquiring a factoring platform that provides additional scale in a niche in which Triumph is already a low-cost market leader Represents a company and a management team that Triumph has known for years, with a clear cultural fit Similar focus on the transportation industry with substantial account debtor overlap Brings a well-trained, bi-lingual staff that will fulfill existing needs at Triumph

CONSOLIDATED FINANCIAL IMPACT

Combined pro forma impact of the pending acquisitions and the announced follow-on equity offering yields attractive EPS accretion and TBV earn back period, while providing the Company sufficient capital to sustain its attractive growth profile


Cheyenne
Denver
Aurora
COLORADO
Colorado Springs
Santa Fe
Albuquerque
Amarillo
TBK Bank
First National Bank of Durango
Bank of New Mexico
Citizens Bank of Pagosa Springs

Attractive Combined Deal Economics(1)

- Estimated TBV Dilution of ~5%
- Projected to be ~9% accretive to earnings in 2019(2)
- Estimated TBV crossover earnback of <3 years

Projected Combined Pro Forma Capital Impact(1)

- Pro Forma TCE / TA of 9.2%
- Pro Forma Leverage Ratio of 10.7%
- Pro Forma Total Risk-Based Capital Ratio of 13.1%

(1) Includes impact of the acquisitions of First Bancorp of Durango, Inc., Southern Colorado Corp., Interstate Capital Corp., and the net proceeds of the equity offering (including the exercise of the over-allotment option) at a per share price of $40.80 (closing price as of 4/3/2018) . Assumes that the acquisitions close on 6/30/2018. Projected combined pro forma capital ratios as of 6/30/2018, which includes the net proceeds of the equity offering (including the exercise of the over-allotment option) at a per share price of $40.80 (closing price as of 4/3/2018); 1H'18 earnings estimates of Triumph per Factset consensus and management estimates of balance sheet growth for Triumph; and management estimates of (i) balance sheet growth for First Bancorp of Durango, Inc., Southern Colorado Corp. and Interstate Capital Corp. during 1H'18 and (ii) acquisition costs of targets associated with such acquisitions

(2) Based on Triumph's 2019 analyst consensus earnings estimates on a standalone basis and includes the projected impact of an estimated $2.2 million after-tax amortization expense related to customer relationship intangibles created in the acquisition of Interstate Capital Corp., which reduces anticipated accretion by approximately 2%

TRIUMPH
PAGE 13

ENHANCED COMBINED OPERATIONS

		Triumph Bancorp, Inc.	First Bancorp of Durango, Inc.	Southern Colorado Corp.	Interstate Capital Corp.	Combined
Branch Presence	Total Branches	53	8	2		63
	Colorado Branches	32	5	2		39
	New Mexico Branches		3			3
Balance Sheet & Funding	Assets ($M)	3,499	646	88	112	4,345
	Loans ($M)	2,811	271	37	112	3,230
	Yield on Loans	7.7%	5.2%	5.3%	26.0%	8.1%
	Deposits ($M)	2,621	574	79		3,275
	Loans / Deposits	107.2%	47.1%	46.1%		98.6%
	Demand Deposits / Deposits	36.9%	35.5%	56.2%		37.1%
	Cost of Total Deposits	0.67%	0.19%	0.40%		0.58%
Efficiencies	MRQ Net Overhead Ratio [2]	3.65%	2.15%	2.13%	10.89%	3.58%
	Ex One Time Gain / (Loss) [3]	(0.22%)	(0.01%)	(0.20%)	0.00%	(0.17)%
	Est. Expense Savings [4]	0.00%	(0.93%)	(0.61%)	(1.60%)	(0.21)%
	Adj. MRQ Overhead Ratio	3.43%	1.21%	1.32%	9.29%	3.20%
Capital	TCE / TA	9.5%[5]				9.2%[6]
	Leverage Ratio	11.2%[5]				10.7%[6]
	Total RBC	13.5%[5]				13.1%[6]
Asset Quality	MRQ NCOs / Avg Loans	0.06%	0.05%	(0.07%)		0.05%
	NPAs / Assets	1.39%	1.33%	0.43%		1.32%

- Top 10 community bank[1] deposit franchise in Colorado
- Results in pro forma company with $4.3bn in assets and $3.2bn in loans
- Increases the scale of our factoring business
- Acquisitions improve liquidity and funding profile, decreasing LTD ratio to 98.6% pro forma while lowering cost of total deposits 10 bps to 0.58%
- Provides efficient scale to drive towards our net overhead target of 3.00%
- Capital remains strong, in excess of "well-capitalized" standards
- Asset quality remains stable on a pro forma basis

Note: Financials as of and for the three months ended 12/31/2017. Quarterly metrics are annualized. Reconciliations of non-GAAP financial measures can be found in the appendix
(1) Community Bank defined as less than $20bn in consolidated assets
(2) Excludes amortization of Core Deposit Intangibles/Customer Relationship Intangibles for First Bancorp of Durango, Inc., Southern Colorado Corp. and Interstate Capital Corp.
(3) Excludes gain / (loss) on sale of OREO, securities and other assets
(4) Reflects $6.0 million, $0.5 million and $1.8 million in annualized projected expense savings on a fully phased-in basis for First Bancorp of Durango, Inc., Southern Colorado Corp. and Interstate Capital Corp., respectively
(5) Triumph Bancorp, Inc. capital ratios are projected capital ratios as of 6/30/2018, which includes 1H'18 earnings estimates of Triumph per Factset consensus and management estimates of balance sheet growth for Triumph
(6) Combined capital ratios represent projected combined pro forma capital ratios as of 6/30/2018, which includes the net proceeds of the equity offering (including the exercise of the over-allotment option) at a per share price of $40.80 (closing price as of 4/3/2018); 1H'18 earnings estimates of Triumph per Factset consensus and management estimates of balance sheet growth for Triumph; and management estimates of (i) balance sheet growth for First Bancorp of Durango, Inc., Southern Colorado Corp. and Interstate Capital Corp. during 1H'18 and (ii) acquisition costs of targets associated with such acquisitions

TRIUMPH PAGE 14

CONSOLIDATED PLATFORM PAGE TBK Bank Bank of New Mexico First National Bank of Durango Citizens Bank of Pagosa Springs Triumph Bancorp and TBK Bank Headquarters Triumph Business Development Officer ICC Business Development Officer Interstate Capital Corp. Headquarters

OVERVIEW OF TRIUMPH BANCORP, INC.

FRANCHISE HIGHLIGHTS

- Headquartered in Dallas, Texas
- Commenced operations in 2010 following the acquisition and recapitalization of Equity Bank, SSB
- 63 branches in Colorado, Illinois, New Mexico, Iowa, Kansas and Texas (pro forma for the pending bank acquisitions)
- Differentiated business model with a unique mix of community banking and commercial finance products
  - Target loan mix of 60% community banking / 40% commercial finance
- Attractive growth across franchise, through both organic performance and M&A
- Successfully completed acquisitions of ColoEast Bankshares in 2016, 9 Independent Bank Group, Inc. branches in 2017 and Valley Bancorp, Inc. in 2017
- Pending acquisitions of First Bancorp of Durango, Inc., Southern Colorado Corp. and Interstate Capital Corp. will add 10 branch locations with $419 million in loans and more than $650 million in deposits
  - Projected to be ~9% EPS accretive in 2019[2]
  - Estimated <3 year TBV earn back[2]
  - 99% pro forma LTD ratio[3]

FINANCIAL HIGHLIGHTS ($M)

	2015	2016	2017
Total Assets	$1,691	$2,641	$3,499
Gross Loans HFI	$1,292	$2,028	$2,811
Deposits	$1,249	$2,016	$2,621
Loans / Deposits	103.4%	100.6%	107.2%
Tangible Common Equity[1]	$230	$233	$318
Net Interest Margin	6.49%	5.91%	5.92%
Efficiency Ratio	66.05%	69.84%	62.96%
ROAA	1.89%	1.00%	1.27%
ROATCE[1]	12.98%	8.37%	12.50%
TCE / TA[1]	13.85%	8.98%	9.26%
Leverage Ratio	16.56%	10.85%	11.80%
CET1 Ratio	16.23%	10.18%	9.70%
Tier 1 Ratio	18.23%	11.85%	11.15%
Total RBC Ratio	19.11%	14.60%	13.21%

(1) Reconciliations of non-GAAP financial measures can be found in the appendix
(2) Includes impact of proposed equity offering. See pages 13 & 14 for additional details
(3) As of 12/31/17. See pages 31 and 32 for additional details

TRIUMPH PAGE 16

STRENGTH IN DIFFERENTIATION Triumph Bancorp, Inc. (NASDAQ: TBK) is a financial holding company headquartered in Dallas, Texas. Triumph offers a diversified line of community banking and commercial finance products through its bank subsidiary, TBK Bank, SSB. PAGE Community Banking Full suite of deposit products and services focused on growing core deposits Focused on business lending including CRE Minimal consumer lending and no active single-family mortgage origination Differentiated Model Focus on core deposit funding as well as commercial finance produces top decile net interest margins Multiple product types and broad geographic footprint creates a more diverse business model than other banks our size Executive team and business unit leaders have deep experience in much larger financial institutions Commercial Finance Factoring, asset based lending, equipment finance, and premium finance We focus on what we know: executives leading these platforms all have decades of experience in their respective markets Credit risk is well diversified across industries, product type, and geography

Dan Karas – Executive Vice President, Chief Lending Officer Mr. Karas serves as chief lending officer of TBK Bank, SSB. He joined Triumph in 2012 as executive vice president - asset based lending for Triumph Commercial Finance with more than 30 years of experience in all aspects of commercial finance. Prior to joining Triumph, Karas served as executive vice president and managing director of Marquette Business Credit. Mr. Karas received a bachelor of science in Finance and Management from Temple University and an MBA from New York University. Experienced leadership PAGE Aaron Graft – Chief Executive Officer Mr. Graft is the vice chairman, chief executive officer and public information officer of TBK Bank, SSB. He is also the founder, vice chairman and chief executive officer of Triumph Bancorp, Inc. Prior to establishing Triumph, Mr. Graft served as the founder and president of Triumph Land and Capital Management, LLC, where he oversaw the management of several multifamily and commercial real estate projects in receivership and led the acquisition of multiple pools of distressed debt secured by multifamily projects. Mr. Graft received a bachelor of arts, cum laude, and a juris doctorate, cum laude, from Baylor University. Bryce Fowler – President and Chief Financial Officer Mr. Fowler is the president and chief financial officer of TBK Bank, SSB. He also serves as executive vice president, chief financial officer and treasurer of Triumph Bancorp, Inc. Previously, Mr. Fowler was a partner in Cyma Fund Advisors, which managed a $100 million capital investment in a leveraged mortgage-backed securities portfolio. He served as president and chief financial officer of Bluebonnet Savings Bank, FSB. Mr. Fowler received a bachelor of business administration from the University of Texas – Arlington. Gail Lehmann – Executive Vice President, Chief Operating Officer Ms. Lehmann is the executive vice president and chief operating officer of TBK Bank, SSB. She also serves as executive vice president and secretary of Triumph Bancorp, Inc. Ms. Lehmann previously served as executive vice president, chief operating officer, chief information officer and secretary under Triumph’s former name, Equity Bank, SSB. Prior to that, Ms. Lehmann served as corporate compliance officer and senior vice president of risk management for Bluebonnet Savings Bank, FSB. Adam Nelson – Executive Vice President, General Counsel Mr. Nelson is the executive vice president, general counsel of TBK Bank, SSB. He also serves as executive vice president, general counsel of Triumph Bancorp, Inc. Previously, Mr. Nelson served as vice president and deputy general counsel of ACE Cash Express, Inc. Mr. Nelson received a bachelor of arts, magna cum laude, in economics from Baylor University and a juris doctorate, cum laude, from Harvard Law School. Carlos Sepulveda – Chairman Mr. Sepulveda, Jr. joined the board and has served as chairman since 2010. He also serves as chairman of the board at TBK Bank, SSB. Since March 2014, Mr. Sepulveda has served on the board of directors of Savoya, a chauffeured ground transportation service provider. Since 2007, he has served as a director and chairman of the audit committee for Cinemark Holdings, Inc. (NYSE: CNK), and was appointed lead director of the board in 2016. Mr. Sepulveda received a bachelor of business administration with highest honors from the University of Texas at Austin. He is also a certified public accountant (CPA) and is a member of the American Institute of CPAs.

LOAN PORTFOLIO DETAIL As of December 31, 2017 (Dollars in Millions) PAGE Community Banking Commercial Finance Loans Held for Investment 42735 42825 42916 43008 43100 Q4 2016 Q1 2017 Q2 2017 Q3 2017 Q4 2017 Q4 2016 Q1 2017 Q2 2017 Q3 2017 Q4 2017 Community Banking 1,333.94 1,321.6 1,493.4259999999999 1,538.607 1,913.336 Asset based lending (Healthcare) 79.668000000000006 78.207999999999998 68.605999999999995 67.888999999999996 0 Equipment 190.393 203.251 219.904 226.12 254.119 0.28313463766824137 Commercial Finance: Asset based lending (General) 161.45400000000001 166.917 188.25700000000001 193.88399999999999 213.471 0.23784539620287015 Premium Finance 23.971 23.161999999999999 31.274000000000001 57.082999999999998 55.52 6.1859345752740894E-2 Factored receivables 238.19800000000001 242.09800000000001 293.63299999999998 341.88 374.41 0.41716062037614765 Q4 2017 Commercial Finance Products $897.52 Community Banking $1,913.336 Real Estate & Farmland $1,186.673 Commercial Real Estate $745.89300000000003 Commercial $397.702 Construction, Land Development, Land $134.81200000000001 Consumer $31.131 1-4 Family Residential Properties $125.827 Mortgage Warehouse $297.83 Farmland $180.14099999999999 Commercial $397.702 Consumer $31.131 Community Banking Mortgage Warehouse $297.83 Agriculture 136.6 <<<<<<<<<< MANUAL UPDATE REAL ESTATE Commercial Real Estate $745.89300000000003 Construction, Land & Development $134.81200000000001 1-4 Family Residential $125.827 Farmland $180.14099999999999 0.62021150493170041 COMMERCIAL 0.2079101631914102 Agriculture $136.69999999999999 <<<<<<<<<< ROUNDED General $261.10200000000003 <<<<<<<<<< ROUNDED CONSUMER $31.131 1.6270534814585624E-2 MORTGAGE WAREHOUSE $297.83 0.15566006179782327 FACTORED RECEIVABLES Triumph Business Capital $346.31 Triumph Commercial Finance $28.1 <<<<<<<<<< MANUAL UPDATE EQUIPMENT FINANCE $254.119 ASSET BASED LENDING $213.471 PREMIUM FINANCE $55.52 42735 42825 42916 43008 43100 Q4 2016 Q1 2017 Q2 2017 Q3 2017 Q4 2017 Q4 2016 Q1 2017 Q2 2017 Q3 2017 Q4 2017 Community Banking 1,333.94 1,321.6 1,493.4259999999999 1,538.607 1,913.336 Asset based lending (Healthcare) 79.668000000000006 78.207999999999998 68.605999999999995 67.888999999999996 0 Equipment 190.393 203.251 219.904 226.12 254.119 0.28313463766824137 Commercial Finance: Asset based lending (General) 161.45400000000001 166.917 188.25700000000001 193.88399999999999 213.471 0.23784539620287015 Premium Finance 23.971 23.161999999999999 31.274000000000001 57.082999999999998 55.52 6.1859345752740894E-2 Factored receivables 238.19800000000001 242.09800000000001 293.63299999999998 341.88 374.41 0.41716062037614765 Q4 2017 Commercial Finance Products $897.52 Community Banking $1,913.336 Real Estate & Farmland $1,186.673 Commercial Real Estate $745.89300000000003 Commercial $397.702 Construction, Land Development, Land $134.81200000000001 Consumer $31.131 1-4 Family Residential Properties $125.827 Mortgage Warehouse $297.83 Farmland $180.14099999999999 Commercial $397.702 Consumer $31.131 Community Banking Mortgage Warehouse $297.83 Agriculture 136.6 <<<<<<<<<< MANUAL UPDATE REAL ESTATE Commercial Real Estate $745.89300000000003 Construction, Land & Development $134.81200000000001 1-4 Family Residential $125.827 Farmland $180.14099999999999 0.62021150493170041 COMMERCIAL 0.2079101631914102 Agriculture $136.69999999999999 <<<<<<<<<< ROUNDED General $261.10200000000003 <<<<<<<<<< ROUNDED CONSUMER $31.131 1.6270534814585624E-2 MORTGAGE WAREHOUSE $297.83 0.15566006179782327 FACTORED RECEIVABLES Triumph Business Capital $346.31 Triumph Commercial Finance $28.1 <<<<<<<<<< MANUAL UPDATE EQUIPMENT FINANCE $254.119 ASSET BASED LENDING $213.471 PREMIUM FINANCE $55.52

TRIUMPH BUSINESS CAPITAL FACTORING PAGE Yield of 16.91% in the fourth quarter of 2017 Average annual charge-off rate of 0.41% over the past 3 years 3,158 factoring clients at December 31, 2017 triumph’s transportation finance opportunity PAGE Annual Gross Revenues (8% GDP) $750 Billion : 4 Million Trucks For-Hire $400 Billion : 2.6 Million Trucks Contract $225 Billion 3PLs/Broker $175 Billion Fleet Size Nbr. Carriers Nbr. Trucks 1 to 5 189,200 300,000 6 to 25 32,200 350,000 26 to 100 8,400 400,000 101 to 1,000 2,500 550,000 Over 1,000 200 1,000,000 All Carriers 232,000 2,600,000 Annual Revenue Nbr. 3 PL’s $ Billions Inactive 5,300 Under $1 Million 11,300 2 $1 - $10 Million 2,100 6 $10 - $100 Million 500 22 Over $100 Million 300 145 All 3 PLs 19,500 175 $167 Billion $38 Billion *This data utilizes high-level estimates from multiple data sources including FMCSA authority registrations, carrier reported numbers of power units, mercantile credit bureau reports and Triumph’s own portfolio data. Triumph purchases ~ $2 billion Invoices from our Target Market or ~ 5% of the available $40 billion market. As of March 2018 TriumphPay services over fifty 3PLs representing $150+ million of annual payment volume

Robust LOAN GROWTH WITH STRONG yields (Dollars in Millions) PAGE Pro forma for the pending acquisitions of First Bancorp of Durango, Inc., Southern Colorado Corp. and Interstate Capital Corp. as of 12/31/17 Defined as yield on loans after excluding loan accretion from the acquired loan portfolio. Reconciliations of non-GAAP financial measures can be found in the appendix Total Loans: $2,027.6 $2,035.2 $2,295.1 $2,425.5 $2,810.9 (2) (1) $3,230.1

DIVERSIFIED DEPOSIT BASE (Dollars in Millions) PAGE (2) Total Deposits: $2,015.8 $2,024.3 $2,072.2 $2,012.5 $2,621.3 L/D Ratio: 100.6% 100.5% 110.8% 120.5% 107.2% (1) $3,275.0 98.6% Pro forma for the pending acquisitions of First Bancorp of Durango, Inc., Southern Colorado Corp. and Interstate Capital Corp. as of 12/31/17 Consists of the following deposits: Interest Bearing Demand, Individual Retirement Accounts, Money Market, and Savings

BACKGROUND AND HISTORY

ACQUIRE & CLEAN-UP

- **November 2010:** Acquired Equity Bank, SSB
- **November 2011:** Released from all regulatory enforcement orders

2010 – 2011

PLATFORM DEVELOPMENT

- **January 2012:** Acquired factoring subsidiary Advance Business Capital LLC, now Triumph Business Capital
- **May 2012:** Launched Triumph Commercial Finance, an asset based lending and equipment finance platform
- **March 2013:** Formed Triumph Capital Advisors, a credit-focused investment management firm
- **October 2013:** Acquired The National Bank, now operating as the Triumph Community Bank Division of TBK Bank
- **June 2014:** Acquired Doral Healthcare Finance, now Triumph Healthcare Finance (since divested)
- **November 2014:** Formed Triumph Insurance Group, Inc., an insurance brokerage agency focused on the transportation and equipment industries
- **November 2014:** Completed Initial Public Offering (NASDAQ: TBK), raising $90 million in capital

2012 – 2014

TRANSFORMATION & EXPANSION

- **March 2015:** Acquired Doral Money, Inc. in an FDIC assisted transaction adding managed CLO contracts with assets of $700 million and a $15 million bargain purchase gain
- **August 2016:** Acquired ColoEast Bankshares, Inc., parent of Colorado East Bank & Trust
- **September 2016:** Completed Subordinated Debt Offering, raising $50 million in debt
- **March 2017:** Sold Triumph Capital Advisors for a gain on sale of $21 million
- **June 2017:** Announced acquisition of nine branches located in northern Colorado, consisting of $100 million in loans and $168 million in deposits (closed October 2017)
- **July 2017:** Announced acquisition of Valley Bancorp, Inc., parent of Valley Bank & Trust (closed December 2017) coinciding with $70 million common equity follow-on
- **April 2018:** Announced acquisitions of First Bancorp of Durango, Inc., Southern Colorado Corp. and Interstate Capital Corp.

2015 – 2018

TRIUMPH

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DISCIPLINED, EXPERIENCED BUYER AND SELLER

- Experienced and disciplined acquisition and integration approach
- Eight acquisitions since 2015, include four whole bank acquisitions, a bank branch acquisition, an FDIC related acquisition, one commercial finance platform acquisition, and an insurance broker acquisition
- Two dispositions, including commercial finance and asset management platforms on which substantial gains were realized

Acquisitions

Bank / Markets	Date of Acquisition	Assets Acquired	Type of Transaction
First Bancorp of Durango, Inc. Southern Colorado / Central New Mexico	Announced April 4, 2018	$646 million in assets[1] $574 million in deposits[1]	Whole Bank Transaction
Interstate Capital Corp. Transaction Factoring Nationwide	Announced April 4, 2018	$112 million in gross receivables[1]	Commercial Finance Platform (Asset Purchase)
Southern Colorado Corp. Pagosa Springs, CO	Announced April 4, 2018	$88 million in assets[1] $79 million in deposits[1]	Whole Bank Transaction
Valley Bancorp, Inc. Denver, Colorado	December 8, 2017	$331 million in assets $293 million in deposits	Whole Bank Transaction
Nine Colorado Branches Northern Colorado	October 6, 2017	$110 million in assets $161 million in deposits	Bank Branch Transaction
Southern Transportation Insurance Agency Dallas TX/Central TX	September 1, 2016	Acquired assets of the full service commercial insurance agency	Insurance Broker-Specializes in Commercial Vehicle Sector
ColoEast Bankshares, Inc. Eastern Colorado/Western Kansas	August 1, 2016	$736 million in assets $653 million in deposits	Whole Bank Transaction
Doral Money, Inc.	March 3, 2015	Two active CLO management contracts and miscellaneous assets	FDIC Auction

Divestitures

Bank / Market	Date of Disposition	Assets Divested	Type of Transaction
Triumph Healthcare Finance Portland, OR	March 16, 2018	$73 million in assets $1 million gain realized	Commercial Finance Platform Disposition
Triumph Capital Advisors, LLC Dallas, TX	March 31, 2017	$2 million in assets $21 million gain realized	Asset Management Platform Disposition

(1) Financial data as of December 31, 2017

TRIUMPH

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CONSISTENT RECORD OF growth (Dollars in Millions, Except per Share) PAGE TOTAL ASSETS TOTAL DEPOSITS TANGIBLE BOOK VALUE PER SHARE(1) GROSS LOANS HFI CAGR: 28.4% CAGR: 33.6% CAGR: 12.0% CAGR: 25.9% Reconciliations of non-GAAP financial measures can be found in the appendix

HISTORICAL OUTPERFORMANCE PAGE US Commercial Bank data based on SNL aggregate figures. Year-to-date metrics are annualized Also known as “Net noninterest expense to average assets” Reconciliations of non-GAAP financial measures can be found in the appendix NET INTEREST MARGIN RETURN ON AVERAGE ASSETS RETURN ON AVERAGE TANGIBLE COMMON EQUITY(2) NET OVERHEAD RATIO(1)

Long term performance goals vs Actual 2017 PAGE Return on Average Assets (“ROAA”) GAAP: 1.27% Core: 0.96% Goal: > 1.80% Net Overhead Ratio Net Interest Income to Average Assets Credit Costs Pre-Provision Net Revenue Taxes GAAP: 5.47% Core: 5.47% Goal: > 5.00% GAAP: 2.92% Core: 3.41% Goal: < 3.00% GAAP: 2.55% Core: 2.06% Goal: > 2.80% GAAP: 0.41% Core: 0.41% Goal: ~0.40% GAAP: 0.87% Core: 0.69% Goal: ~0.53% Performance metrics presented are for the year ended December 31, 2017. Core performance ratios are adjusted to exclude material gains and expenses associated with merger and acquisition-related activities, including divestitures. Reconciliations of these financial measures can be found at the end of the presentation Performance goals were revised in the 4th quarter of 2017 to reflect the expected impact of the Tax Cuts and Jobs Act

Asset quality PAGE NET CHARGE-OFFS / AVERAGE LOANS ALLL / NON-PERFORMING LOANS ALLL / TOTAL LOANS NON-PERFORMING ASSETS / TOTAL ASSETS * Loans with fair value of $95.8 million and original purchase discount of $3.4 million were acquired in the Independent Bank Group, Inc. branch acquisition, and loans with a fair value of $171.2 million and an original purchase discount of $6.6 million were acquired in the Valley Bancorp, Inc. acquisition

APPENDIX OF SUPPORTING SCHEDULES April 2018

PRO FORMA LOAN PORTFOLIO PAGE MRQ Yield: 7.73% MRQ Yield: 5.25% MRQ Yield: 5.32% MRQ Yield: 8.13% Commercial Real Estate Construction & Development Farmland Commercial Factored Receivables Mortgage Warehouse & Other 1-4 Family Residential Consumer Southern CO Pro Forma Data as of 12/31/2017. Quarterly metrics are annualized Triumph Durango Interstate MRQ Yield: 26.00% 100.0%

PRO FORMA DEPOSIT PORTFOLIO PAGE MRQ Cost: 0.67% MRQ Cost: 0.19% MRQ Cost: 0.40% MRQ Cost: 0.58% Non-Interest Bearing Demand Interest Bearing Demand Money Market Savings Certificates of Deposit IRAs Brokered Deposits Triumph Durango Southern CO Pro Forma Loans / Deposits: 107.2% Loans / Deposits: 47.1% Loans / Deposits: 46.1% Loans / Deposits: 98.6% Data as of 12/31/2017. Quarterly metrics are annualized

FINANCIAL HIGHLIGHTS PAGE Reconciliations of non-GAAP financial measures can be found at the end of the presentation Asset quality ratios exclude loans held for sale

NON-GAAP FINANCIAL RECONCILIATION PAGE Triumph uses certain non-GAAP financial measures to provide meaningful supplemental information regarding our operational performance and to enhance investors' overall understanding of such financial performance. Metrics and non-GAAP financial reconciliation

NON-GAAP FINANCIAL RECONCILIATION PAGE Metrics and non-GAAP financial reconciliation (cont’d)

NON-GAAP FINANCIAL RECONCILIATION PAGE Metrics and non-GAAP financial reconciliation (cont’d)

NON-GAAP FINANCIAL RECONCILIATION PAGE Metrics and non-GAAP financial reconciliation (cont’d)

NON-GAAP FINANCIAL RECONCILIATION PAGE Metrics and non-GAAP financial reconciliation (cont'd) For theYear Ended For theYear Ended December 31, 2017 December 31, 2017 (Dollars in thousands, except per share amounts) GAAP Core (Dollars in thousands, except per share amounts) GAAP Core Net Interest Income to Average Total Assets: Credit Costs to Average Total Assets: Net Interest Income $,155,684 $,155,684 Provision for Loan Losses $11,628 $11,628 Average Total Assets 2,844,916 2,844,916 Average Total Assets 2,844,916 2,844,916 Net Interest Income to Average Assets 5.4699999999999999E-2 5.4699999999999999E-2 Credit Costs to Average Assets 4.1000000000000003E-3 4.1000000000000003E-3 Net Noninterest Expense to Average Total Assets: Taxes to Average Total Assets: Total Noninterest Expense $,123,614 $,123,614 Income Tax Expense $24,878 $24,878 Incremental bonus related to transaction 0 -4,814 Tax effect of adjustments 0 5,153 Transaction related costs 0 -2,013 Adjusted Tax Expense 24,878 19,725 Adjusted Noninterest Expense ,123,614 ,116,787 Average Total Assets 2,844,916 2,844,916 Total Noninterest Income 40,656 40,656 Taxes to Average Assets 8.6999999999999994E-3 6.8999999999999999E-3 Gain on sale of subsidiary 0 ,-20,860 Adjusted Noninterest Income 40,656 19,796 Return on Average Total Assets: Net Noninterest Expense $82,958 $96,991 Net Interest Income to Average Assets 5.47% 5.47% Average Total Assets 2,844,916 2,844,916 Net Noninterest Expense to Average Assets Ratio -2.92% -3.41% Net Noninterest Expense to Average Assets Ratio 2.92E-2 3.4099999999999998E-2 Pre-Provision Net Revenue to Average Assets 2.55% 2.6% Credit Costs to Average Assets -0.41% -0.41% Pre-Provision Net Revenue to Average Total Assets: Taxes to Average Assets -0.87% -0.69% Net Interest Income $,155,684 $,155,684 Return on Average Assets 1.2699999999999999E-2 9.6000000000000009E-3 Net Noninterest Expense ,-82,958 ,-96,991 Pre-Provision Net Revenue $72,726 $58,693 Average Total Assets 2,844,916 2,844,916 Pre-Provision Net Revenue to Average Assets 2.5500000000000002E-2 2.06E-2 0 0

NON-GAAP FINANCIAL RECONCILIATION PAGE Metrics and non-GAAP financial reconciliation (cont’d)